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                                                                    Exhibit 2(b)

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March __, 2000, is among KOCH AGRICULTURE COMPANY, a Nebraska corporation and wholly owned subsidiary of Koch Industries, Inc. ("Koch Agriculture"), PM HOLDINGS CORPORATION, a Delaware corporation and wholly-owned subsidiary of Koch Agriculture ("PMHC") and PURINA MILLS, INC., a Delaware corporation and wholly-owned subsidiary of PMHC ("PMI" and, together with PMHC, the "Constituent Corporations").

                                    RECITALS
                                    --------

         A. On October 28, 1999, PMHC, PMI and certain of PMI's subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code.

         B. On January 18, 2000, PMHC, PMI and certain of PMI's subsidiaries filed a Joint Plan of Reorganization (as the same may be amended in accordance with the terms thereof, the "Plan") with the United States Bankruptcy Court for the District of Delaware.

         C. In accordance with the Plan, the respective boards of directors and stockholders of the Constituent Corporations have unanimously determined that it is advisable to enter into, and by unanimous written consent have approved, the merger of PMI with and into PMHC on the terms and conditions set forth herein and in accordance with the applicable provisions of the laws of the State of Delaware (the "Merger").

         D. The Merger is intended to qualify as a tax-free upstream merger described in Section 368 (a)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

         E. Contemporaneously with, and as a condition to, the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including the Merger, Koch Agriculture and PMHC have executed and delivered the Warrant Purchase Agreement (as defined in the Plan) and the PMI Merger Escrow Agreement (as defined in the Plan), and Koch Agriculture has deposited certain funds into escrow in accordance with the terms of the PMI Merger Escrow Agreement, and Koch Industries, Inc. ("Koch Industries") and PMHC have executed and delivered the Koch Tax-Sharing Agreement (as defined in Plan).

                              TERMS AND CONDITIONS
                              --------------------

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PMI, PMHC and Koch Agriculture agree as follows:

1. MERGER; SURVIVING CORPORATION. At the Effective Time (as defined below), PMI will be merged with and into PMHC in accordance with the provisions of Section 251 of the Delaware General Corporation Law (the "DGCL") and with the effects provided in Sections 259 and 261 of the DGCL. The separate corporate existence of PMI will



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         thereupon cease, and PMHC will be the surviving corporation (the
         "Surviving Corporation") in the Merger and will continue its corporate existence under the laws of the State of Delaware.

2. EFFECTIVE TIME. The Merger will become effective as soon as practicable following (a) the satisfaction of the conditions thereto under Section IX.B of the Plan or the due waiver thereof pursuant to Section IX.D of the Plan and (b) the execution of this Agreement on the date and at the time (the "Effective Time") that a certificate of merger with respect to the Merger, containing the provisions required by and executed in accordance with Section 251 of the DGCL, is accepted for filing by the Secretary of State of the State of Delaware. On the PMI Merger Date (as defined in the Plan), Koch Industries and the Surviving Corporation will enter into the Koch Tax Sharing Agreement, and Koch Agriculture and the Surviving Corporation will enter into the Warrant Purchase Agreement and the PMI Merger Escrow Agreement. Notwithstanding the foregoing, the Merger shall not become effective and the PMI Merger Date (as defined in the Plan) shall not occur if, in the reasonable judgment of PMI and the Creditors' Committee (as defined in the Plan), Allowed Claims (as defined in the Plan) exist against PMHC which would have a material adverse effect on PMI or its creditors if the Merger were consummated; provided, however, that Claims against PMHC under the Prepetition Credit Facility and the DIP Credit Agreement or in respect of Taxes (each as defined in the Plan) shall not be deemed to have a material adverse effect on PMI or its creditors.

3.       CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS.

         3.1 Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation from and after the Effective Time, until duly amended in accordance with the terms thereof and in accordance with the DGCL, will be the Certificate of Incorporation of PMHC as in effect immediately prior to the Effective Time; provided, however, that PMHC's name will be changed to "Purina Mills, Inc." from and after the Effective Time.

         3.2 Bylaws. The Bylaws of the Surviving Corporation from and after the Effective Time, until duly amended in accordance with the terms thereof and in accordance with the Surviving Corporation's Certificate of Incorporation and the DGCL, will be the Bylaws of PMHC which will be amended as of the Effective Time to provide for substantially the same provisions as the Bylaws of PMI as in effect immediately prior to the Effective Time.

         3.3 Directors and Officers. The directors and officers of the Surviving Corporation from and after the Effective Time, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal, will be the individuals listed on Exhibit A hereto.

4. CONVERSION OF SHARES. Subject to the provisions of this Article 4, at the Effective Time, by virtue of the Merger and without any action on the part of the holders of the capital stock of the Constituent Corporations, the capital stock of the Constituent Corporations will be converted as follows:



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         4.1      Cancellation of PMI Stock. At the Effective Time, each share of common stock, par value $0.01 per share, of PMI (the "PMI Stock") issued and outstanding immediately prior to the Effective Time and each share of PMI Stock, if any, held as treasury stock immediately prior to the Effective Time will be canceled and retired without payment of any consideration therefor and will cease to exist.

         4.2 PMHC Stock. Each share of PMHC Stock (as defined below) issued and outstanding immediately prior to the Effective Time will continue to be one share of PMHC Stock, with the same rights, powers, preferences and privileges as immediately prior to the Effective Time.

5. REPRESENTATIONS AND WARRANTIES OF KOCH AGRICULTURE. Koch Agriculture represents and warrants as follows:

         5.1      Capitalization of PMHC.  As of the date of this Agreement:

                  (i) the authorized capital stock of PMHC consists of 800,000 shares of common stock, par value $0.01 per share and 200,000 shares of preferred stock (collectively, the "PMHC Stock"), of which 1,000 shares of common stock are issued and outstanding and owned by Koch Agriculture and all remaining shares are authorized but unissued.

                  (ii)     other than the PMHC Stock, there are no outstanding
                           (a) classes of capital stock of PMHC, (b) securities convertible into or exchangeable for capital stock of PMHC, (c) options, warrants or other rights to purchase or subscribe to capital stock of PMHC or to purchase or subscribe to securities convertible into or exchangeable for capital stock of PMHC or (d) contracts, commitments, agreements, understandings or arrangements of any kind relating to any of the foregoing in this Subsection 5.1(ii) (other than as contemplated in the Plan); and

                  (iii) all issued and outstanding shares of capital stock of PMHC are validly issued, fully paid and nonassessable.

         5.2 Organization. PMHC (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, (ii) has full corporate power and authority to carry on its business as conducted prior to the effect of the Merger and to own the properties and assets it now owns and (iii) is duly qualified or licensed to do business in Kansas.

         5.3 Authorization. PMHC has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The board of directors and the sole stockholder of PMHC have taken all actions required by law, PMHC's Certificate of Incorporation and its Bylaws or otherwise required to be taken by them to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a valid and binding agreement of PMHC enforceable in accordance with its terms.



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         5.4      Subsidiaries and Affiliates. As of the date of this Agreement and at Effective Time, PMHC does not own directly any capital stock or other equity securities of any corporation or have any direct equity or ownership interest in any business other than PMI.

6. REPRESENTATIONS AND WARRANTIES OF PMI. PMI represents and warrants as follows:

         6.1 Organization. PMI (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required for the ownership of its property, the conduct of its business, or otherwise.

         6.2 Authorization. PMI has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The board of directors and sole stockholder of PMI have taken all action required by law, PMI's Certificate of Incorporation and its Bylaws or otherwise required to be taken by them to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a valid and binding agreement of PMI enforceable in accordance with its terms.

7. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement will survive the Effective Time for a period of one year after the Effective Time.

8.       INDEMNIFICATION.

         8.1 Indemnification Obligation of Koch Agriculture. For a period of one year after the Effective Time, Koch Agriculture shall indemnify, defend and hold harmless the Surviving Corporation, along with its successors in interest, against any demands, claims, actions or causes of action, assessments, investigations, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and attorney's fees and expenses, asserted against or imposed upon or incurred by the Surviving Corporation, arising out of or resulting from any breach of any representation or warranty of Koch Agriculture contained in or made pursuant to this Agreement if such breach has a material adverse effect on the operations of the Surviving Corporation.

         8.2 Indemnification Obligation of the Surviving Corporation. For a period of one year after the Effective Time, the Surviving Corporation, shall indemnify, defend and hold harmless Koch Agriculture, along with its successors in interest, against any demands, claims, actions or causes of action, assessments, investigations, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and attorney's fees and expenses, asserted against or imposed upon or incurred by Koch Agriculture, arising out of or resulting from any breach of any representation or warranty of PMI contained in or made pursuant to this


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                  Agreement if such breach has a material adverse effect on the operations of the Koch Agriculture.

9. EXPENSES. Each party to the Agreement will be responsible for and will pay all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, experts and consultants) that it incurs in connection with or related to the authorization, preparation and performance of this Agreement and the transactions contemplated hereby.

10.      MISCELLANEOUS.

         10.1 Amendments. This Agreement may be amended only by a writing executed by each of the parties hereto.

         10.2 Further Actions. The Constituent Corporations and the Koch Agriculture will take or cause to be taken all action and will do or cause to be done all things necessary, proper or advisable under the laws of the State of Delaware to consummate and make effective the Merger and to carry out the provisions of this Agreement.

         10.3 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto and supersedes all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties with respect to the subject matter hereof.

         10.4 Governing Law. This Agreement is in all respects governed by and must be construed and enforced in accordance with the internal laws of the State of Delaware.

         10.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument.

         10.6 Third Parties. Nothing expressed or implied in this Agreement is intended or may be construed to confer upon or give any person or entity other than the Constituent Corporations any rights or remedies under or by reason of this Agreement.

         10.7 Headings. The headings in this Agreement are solely for convenience of reference and may not be given any effect in the construction or interpretation of this Agreement.


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                                   SIGNATURES
                                   ----------

         PMI, PMHC and Koch Agriculture have executed this Agreement and Plan of Merger by their duly authorized officers, each as of the date first above written.

                                      PURINA MILLS, INC.



                                      By:______________________________________
                                      Name:____________________________________
                                      Title:___________________________________



                                      PM HOLDINGS CORPORATION


                                      By:______________________________________
                                      Name:____________________________________
                                      Title:___________________________________



                                      KOCH AGRICULTURE COMPANY


                                      By:______________________________________
                                      Name:____________________________________
                                      Title:___________________________________






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                                    EXHIBIT A

               Directors and Officers of the Surviving Corporation
               ---------------------------------------------------

Directors:        James M. Dumler
                  Timothy A. Durkin
                  Richard E. Knudson

Officers:         Name                               Title
                  ----                               -----

                  [to be provided]


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